                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)



Filed by the Registrant  [X]      Filed By a Party Other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule14a-6(e)(2))


                             ASPEN TECHNOLOGY, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             ASPEN TECHNOLOGY, INC.
                                 TEN CANAL PARK
                         CAMBRIDGE, MASSACHUSETTS 02141

[Aspen Technology, Inc. Logo]

                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS


Dear Stockholder:

We invite you to attend our 2001 Annual Meeting of Stockholders, which is being held as follows:

                            DATE:      Tuesday, December 11, 2001

                            TIME:      3 P.M.

                            LOCATION:  Hale and Dorr LLP
                                       Twenty-Sixth Floor
                                       60 State Street
                                       Boston, Massachusetts

     At the Meeting, we will ask you and our other stockholders:

          1.   To elect two directors to three-year terms;

          2. To approve a charter amendment to increase the number of authorized shares of common stock;

          3. To consider and act upon a stockholder proposal requesting the rescission of our shareholder rights plan; and

          4. To consider and act upon any other business properly presented at the Meeting.

     You may vote on these matters in person, via the Internet, by telephone or by proxy. Unless you are voting via the Internet or by telephone, we ask that you complete and return the enclosed proxy card promptly--whether you plan to attend the Meeting or not--in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the Meeting in accordance with your wishes. If you attend the Meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on October 25, 2001 may vote at the Meeting.


                                        By order of the board of directors,

                                        /s/  MICHAEL J. MUSCATELLO
                                        ----------------------------------------
                                        MICHAEL J. MUSCATELLO
                                        Secretary

Cambridge, Massachusetts
November 5, 2001

                                 PROXY STATEMENT
                                     FOR THE
                             ASPEN TECHNOLOGY, INC.
                       2001 ANNUAL MEETING OF STOCKHOLDERS

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                          INFORMATION ABOUT THE MEETING
This Proxy Statement.........................................................  3
How to Vote..................................................................  3
Quorum Required to Transact Business.........................................  4
Availability and Fees of Auditors............................................  4

                             DISCUSSION OF PROPOSALS
Proposal One: Election of Class II Directors.................................  6
Proposal Two: Charter Amendment to Increase Number of Authorized
              Shares of Common Stock ........................................  7
Proposal Three: Request to Rescind Shareholder Rights Plan...................  9
Other Matters................................................................ 13
Stockholder Proposals for 2002 Annual Meeting................................ 13

                     ADDITIONAL INFORMATION ABOUT DIRECTORS
Background Information About Directors Continuing in Office.................. 14
Board and Committee Meetings................................................. 15
Compensation Committee Interlocks and Insider Participation.................. 15
Director Compensation........................................................ 15
Report of Audit Committee.................................................... 16

                      INFORMATION ABOUT EXECUTIVE OFFICERS
Background Information About Executive Officers.............................. 18
Executive Officer Compensation............................................... 19
Change in Control Agreements................................................. 21
Report of Compensation Committee............................................. 22

                INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE
Stock Owned by Directors, Executive Officers and Greater-than-5%
  Stockholders............................................................... 23
Compliance with Reporting Requirements....................................... 24
Performance Graph............................................................ 24

                          INFORMATION ABOUT THE MEETING

THIS PROXY STATEMENT

     We have sent you this Proxy Statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2001 Annual Meeting of Stockholders or any adjournment or postponement of the Meeting. The Meeting will be held at 3 P.M., local time, on Tuesday, December 11, 2001, at the offices of Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts.

     - THIS PROXY STATEMENT summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

     - THE PROXY CARD is the means by which you actually authorize another person to vote your shares in accordance with your instructions. The proxy card also includes contact information in case you wish to vote via the Internet or by telephone.

     Our directors, officers and employees may solicit proxies in person or by mail, telephone, facsimile or electronic mail. We will pay the cost of soliciting these proxies. We expect that the expense of any solicitation will be nominal. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to beneficial owners of those shares. We have not retained the services of any proxy solicitation firm to assist us in this solicitation. In the event we subsequently decide to engage a proxy solicitation firm, we will pay all of the fees and reasonable out-of-pocket expenses incurred by that firm in connection with our solicitation of proxies for the Meeting. We expect that those fees would not exceed $15,000.

     We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about November 5, 2001. In this mailing, we are including a copy of our 2001 Annual Report to Stockholders. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

HOW TO VOTE

     You are entitled to one vote at the Meeting for each share of common stock registered in your name at the close of business on October 25, 2001. The proxy card states the number of shares you are entitled to vote at the Meeting.

     You may vote your shares by any of the following methods:

     - TO VOTE IN PERSON, you should attend the Meeting, and then complete and submit the ballot provided at the Meeting.

     - TO VOTE VIA THE INTERNET, you should access the website for Internet voting specified on your proxy card and follow the instructions provided.

     - TO VOTE BY TELEPHONE, you should call the toll-free telephone number specified on your proxy card.

     - TO VOTE BY PROXY, you should complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the Meeting. By completing and returning the proxy card, you will direct the designated persons to vote your shares at the Meeting in the manner you specify in the proxy card. If you complete the proxy card with the exception of the voting instructions, then the designated persons will vote your shares for the election of the nominated directors, for the charter amendment to increase the number of authorized shares of common stock, and against the shareholder proposal to rescind the shareholder rights plan. If any other business properly comes before the Meeting, the designated persons will have the discretion to vote your shares as they deem appropriate. If you vote via the Internet or by telephone, you should not return your proxy card.

     Even if you vote via the Internet or by telephone or if you complete and return a proxy, you may change your vote or revoke your proxy before the Meeting by taking one of the following actions:

     - send written notice to Michael J. Muscatello, our Secretary, at our address appearing in the Notice appearing before this proxy statement;

     - vote via the Internet or by telephone after the date of your earlier vote or proxy;

     -    send us a signed proxy with a later date; or

     - attend the Meeting, notify the Secretary that you are present, and then vote in person.

     If you vote more than once on a single date or vote and send a proxy on the same date and your actions reflect inconsistent votes on any proposal, no vote will be counted on that matter unless you vote again or deliver a proxy on a later date.

     If your shares are held in the name of a bank, broker or other nominee holder, you will receive instructions from the holder of record explaining how your shares may be voted. Please note that, in such an event, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. The nominee holder is required to vote your shares in accordance with your instructions. If you do not give instructions to the nominee holder, the nominee holder will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (those shares are treated as "broker non-votes"). Proposals One and Two are "discretionary" items.

QUORUM REQUIRED TO TRANSACT BUSINESS

     At the close of business on October 25, 2001, 31,538,173 shares of common stock were outstanding. Our by-laws require that a majority of the common stock outstanding on that date be represented at the Meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes in determining whether a quorum exists.

AVAILABILITY AND FEES OF AUDITORS

     The board of directors has selected Arthur Andersen LLP as independent public accountants to audit our financial statements for the fiscal year ending June 30, 2002. Arthur Andersen LLP has served as our auditors since 1982. We expect that representatives of Arthur Andersen LLP will attend the Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

     For the fiscal year ending June 30, 2001, we paid or accrued fees for services provided by Arthur Andersen LLP as follows:

     - Audit Fees. We incurred approximately $180,000 of professional fees related to the audit of our annual financial statements for the fiscal year ended June 30, 2001.

     - Financial Information System Design and Implementation Fees. We incurred approximately $120,000 of professional fees in connection with the design or implementation of hardware or software systems that aggregate source data underlying our financial statements or generate information that is significant to our financial statements taken as a whole. We did not incur any fees in connection with the direct or indirect operation, or supervision of the operation of, our information system or managing our local area network.

     - Other Fees. We incurred approximately $570,000 of professional fees related to the provision of services other than those described above. These services consisted primarily of tax preparation, tax consultation, business combination and other business consulting services.

                            DISCUSSION OF PROPOSALS

PROPOSAL ONE: ELECTION OF CLASS II DIRECTORS

     The first proposal on the agenda for the Meeting is the election of two persons to serve as Class II directors for three-year terms beginning at the Meeting and ending at our 2004 Annual Meeting of Stockholders.

     Under our by-laws, our board of directors has the authority to fix the number of directors. The number of directors currently is fixed at seven. Our by-laws provide that the board is to be divided into three classes with each class of directors serving for staggered three-year terms.

     The board has nominated the two current Class II directors for re-election. Brief biographies of the nominees, as of October 25, 2001, follow. You will find information about their stock holdings on page 23.

JOSEPH F. BOSTON............  Dr. Boston, one of our founders, serves as our
                              Senior Corporate Advisor and has served as one of our directors since 1981. He served as our President from 1984 until January 2001. Dr. Boston holds a B.S. in Chemical Engineering from Washington University and a Ph.D. in Chemical Engineering from Tulane University. Dr. Boston is 64 years old.

GRESHAM T. BREBACH, JR......  Mr. Brebach has served as one of our directors since August 1995. He currently serves as a member of the Compensation Committee. Mr. Brebach has been Entrepreneur in Residence for Frontenac Company, a private equity investment firm, since June 2000 and Chairman and CEO of Seurat, Inc., a consulting firm, since February 28, 2001. From February 1998 to February 2000, Mr. Brebach was President and Chief Executive Officer of Nextera Enterprises, L.L.C., a consulting company. From January 1995 to February 1998, Mr. Brebach was Executive Vice President--Client Services of Renaissance Solutions Inc., a supplier of management consulting and client/server systems integration services. Mr. Brebach holds a B.S. in Engineering and an M.B.A. in Business Administration from the University of Illinois. Mr. Brebach is 61 years old.

     The two nominees receiving the greatest number of votes cast will be elected as directors. We will not count abstentions or broker non-votes when we tabulate votes cast for the election of directors.

     If for any reason either Dr. Boston or Mr. Brebach becomes unavailable for election, the persons designated in the proxy card may vote the proxy for the election of a substitute. Dr. Boston and Mr. Brebach have consented to serve as directors if elected, and we have no reason to believe that either of them will become unavailable for election.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF DR. BOSTON AND MR. BREBACH.

PROPOSAL TWO: CHARTER AMENDMENT TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     Our current authorized capital stock consists of 10,000,000 shares of preferred stock, $.10 par value, and 40,000,000 shares of common stock, $.10 par value. No shares of preferred stock have been issued or are outstanding. As of October 25, 2001:

     -  31,538,173 shares of common stock were issued and outstanding;

     - 24,828 shares of common stock were reserved for issuance under outstanding warrants;

     - 1,628,000 shares of common stock were reserved for issuance upon conversion of outstanding debentures;

     - 6,764,441 shares of common stock were reserved for issuance under outstanding stock options; and

     - 6,563,899 shares were reserved for issuance pursuant to the Company's stock option and purchase plans.

Since the total number of outstanding shares and reserved shares equals 46,519,341, we could not issue all of the foregoing reserved shares without exceeding our current authorized capital stock of 40,000,000 shares of common stock. Unless and until the number of authorized shares of common stock is increased, we do not intend to grant any options covering shares reserved under our stock option plans if such additional grants, when combined with the outstanding shares and shares reserved for outstanding warrants, stock options and debentures would exceed 40,000,000 shares. As long as the proposed increase in authorized shares is approved at the Meeting, we do not anticipate any disruption or delay in our planned grants of stock options.

     Under the proposed amendment, the number of authorized shares of common stock would be increased from 40,000,000 to 120,000,000. This change would be effected by amending Article FOURTH of our certificate of incorporation to read as set forth in Exhibit I to this proxy statement. The proposed amendment would not otherwise change the provisions of Article FOURTH.

     If the proposed amendment is approved, all or any part of the authorized but unissued shares of common stock could thereafter be issued without further approval from the stockholders, except as may be required by law or the policies of the Nasdaq National Market, for such purposes and on such terms as the board of directors may determine.

Rights of Holders of Common Stock

     Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and to receive ratably dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any preferred stock that from time to time may be outstanding. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of our obligations, subject to the rights to receive preferential distributions of the holders of any preferred stock then outstanding.

     The proposed amendment would not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder's proportionate ownership. Holders of our common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current stockholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

Reasons for Amendment

     The board of directors believes that it is very important to have available for issuance a number of authorized shares of common stock that will be adequate to provide for future issuance of currently reserved shares, as described above, and our future corporate needs.

     The additional authorized shares would be available for issuance from time to time in the discretion of the board of directors, without further shareholder action except as may be required for a particular transaction by law or the policies of the Nasdaq National Market. The shares would be issuable for any proper corporate purpose, including future acquisitions, equity or convertible debt financings, stock splits, or issuances under stock plans. We do not currently have any plans, understandings or agreements for the issuance or use of the proposed additional shares, except as described above. The board of directors believes that the additional shares will provide us with needed flexibility to issue shares in the future without the potential expense or delay incident to obtaining the approval of our stockholders by means of a special meeting to approve the specific issuance.

     Accordingly, on October 10, 2001, the board of directors voted to submit Proposal Two to the stockholders at the Meeting in order to increase the authorized number of shares of common stock from 40,000,000 to 120,000,000.

     An affirmative vote of a majority of the common stock represented in person, by electronic ballot or by proxy at the Meeting is necessary to approve the proposal to increase the number of shares authorized for issuance under our certificate of incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOREGOING PROPOSAL TO AMEND OUR CHARTER TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

PROPOSAL THREE: REQUEST TO RESCIND SHAREHOLDER RIGHTS PLAN

Proponent's Proposal

     Laura H. Rhoden, who was the record holder of 37,509 shares of common stock as of October 25, 2001, has submitted a letter to our Secretary requesting that the following resolution be submitted to our stockholders for consideration at the Meeting. Ms. Rhoden is a former employee of Chesapeake Decision Sciences, Inc., which we acquired in 1998. In accordance with applicable SEC rules, we have set forth the proposal of Ms. Rhoden below:

    "Resolved:  The shareholders of Aspen Technology, Inc. hereby request that the Board of Directors rescind the Stockholder Rights plan adopted on March 12, 1998 by redeeming the Rights in whole, but not in part, at a price (in cash or Common Shares or other securities of the Company deemed by the Board of Directors to be at least equivalent in value) of $.01 per Right (the "Redemption Price"). The shareholders also ask that the Board of Directors agree not to reissue or extend these rights, or create a new rights plan unless such action by the Board is approved by an affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as is practicable."

     The following is the supporting statement of Ms. Rhoden in connection with her proposal:

               "Last year over 54% of the votes cast voted in favor of a proposal identical to this one; however, the Board of Directors refused to rescind the poison pill. The proposal is being submitted again to encourage the Board to reconsider the will of the shareholders."

               "The Council of Institutional Investors (www.cii.org) recommends in its General Principles of Shareholder Rights and Board Accountability that boards should take actions recommended in shareholder proposals that receive a majority of votes cast for and against."

               "In March 1998, the Board of Directors of the Company declared a dividend of one 'Right' for each outstanding share of common stock. These Rights are a type of corporate anti-takeover device commonly known as a 'poison pill.'"

               "The Proponent argues that anti-takeover (poison pill) provisions diminish stockholder value, reduce management accountability, and do not serve the best long-term interests of shareholders. The Stockholder Rights plan provides a mechanism for diluting the holdings of a 3rd party trying to acquire Aspen Technology. The Board of Directors controls this mechanism. The Proponent points out that the Company's performance, as measured by earnings per share, peaked in 1997 and has been substantially less in ensuing years. This record of performance should not be protected by such anti-takeover devices."

               "Earnings per Share, as reported by Standard and Poor's:

               Fiscal Year               EPS
                  1996                  -0.96
                  1997                   0.63
                  1998                   0.59
                  1999                  -1.04
                  2000                   0.18
                  2001                  -0.40*
                  *(first 3 quarters only)

               "This proposal, if adopted, recommends that the Board of Directors of the Company should redeem the Rights so that the Board of Directors cannot use this poison pill to discourage or thwart an unwanted takeover of the Company. It also recommends that the Board of Directors obtain the approval of the stockholders before adopting another poison pill."

               "I urge shareholders to vote FOR this resolution."

Our Response to the Proponent's Proposal

     We adopted the shareholder rights plan, referred to in the remainder of this section as the Rights Plan, because the board of directors believed that it would enable the board to better represent the interests of our stockholders in the event of a hostile takeover attempt. Before making its decision, the board reviewed the arguments for and against adopting a shareholder rights plan as well as publicly available consulting studies on the effect that shareholder rights plans have had on stock prices and hostile takeover attempts. In addition, the board reviewed recent decisions in cases dealing with shareholder rights plans and the right of directors to implement such plans, including the case of Leonard Loventhal Account v. Hilton Hotels Corp., Del., No. 584, 2000, 9/6/01. In this case, the Delaware State Supreme Court affirmed the authority of a board of directors to adopt a rights plan without having to obtain shareholder approval of the plan. Furthermore, based on the information and analyses reviewed and after consultation with our legal and financial advisors, we believe that the board's decision not to rescind the Rights Plan is a matter properly within the business judgment of the board.

A shareholder rights plan is an important tool for corporate governance.

     A shareholder rights plan is a plan that generally results in the dilution of the percentage stock ownership of any party who attempts to take over control of a company without first obtaining the approval of its board of directors. Under the Rights Plan as originally drafted, if a stockholder acquires 15% or more of our common stock, the Rights Plan would be automatically triggered and we are obligated to grant additional stock to all stockholders other than the 15% stockholder. The effect of the Rights Plan being triggered would be to dilute the percentage ownership interest of the 15% stockholder and effectively increase the acquisition price payable by the 15% stockholder. The rationale behind the Rights Plan is to encourage potential acquirors to discuss potential acquisitions with us before undertaking hostile takeover bids. We would then be able to consider any offer which might result and decide whether accepting the offer is in the best interests of our stockholders.

     On October 10, 2001, the board of directors voted to amend the Rights Plan to increase the threshold for the automatic trigger to 20% or more of our common stock, allowing for the purchase of up to 20% of our common stock before the Rights Plan would be triggered.

We passed the Rights Plan to enable us to properly carry out our duties as directors.

     The board of directors approved the Rights Plan in November 1997 because it believed that the Rights Plan would enable it to better represent the interests of our stockholders in the event of a hostile takeover bid. Our directors have a fiduciary duty to our stockholders to consider any legitimate offer for the company and generally act in the best interests of the stockholders. The board believed that, if there were no rights plan in place, it would not be able to exercise proper diligence or adequately consider an offer in the type of "crisis" environment that typically occurs when a potential acquiror makes a hostile tender offer. The Rights Plan allows the board to carry out its fiduciary duties carefully and thoughtfully, with time to consider all relevant information.

     Before approving the Rights Plan, the board of directors carefully reviewed available information pertaining to stockholder rights plans generally and considered various factors for and against adopting a stockholder rights plan. Among the information that the board examined were certain publicly available consulting studies analyzing the effect that shareholder rights plans historically have had on stock prices and hostile takeover attempts. For example, one study that the board reviewed was conducted by Georgeson & Company Inc. The study analyzed the effect of shareholder rights plans on company stock prices and takeover attempts based upon statistical data from the period between 1992 and 1996 and concluded that:

     - the presence of a shareholder rights plan did NOT increase the likelihood that a friendly takeover bid would be withdrawn or that a hostile bid would be defeated, and did NOT reduce the likelihood that a company would become a takeover target; and

     - premiums paid to acquire target companies with shareholder rights plans were seven to ten percent higher than for target companies that did not have a plan.

     Last year, while a majority of the votes cast by stockholders approved the proposal identical to the one being proposed this year, that number represented only 46% of the shares of common stock outstanding. In response to last year's shareholder vote, the board of directors engaged in a complete review of our shareholder rights plan, including consultations with our outside financial and legal consultants, to review the criteria the board used to approve the shareholder rights plan. The available data continued to support the board's belief that a shareholder rights plan will help it maximize stockholder value and provided it with the flexibility and time to evaluate alternatives in the event of an unsolicited hostile takeover bid. A shareholder rights plan is not intended to and will not eliminate the obligation of the directors to exercise their fiduciary duty.

    We believe that, by providing us with a tool that allows the board of directors to consider takeover offers carefully, the Rights Plan is in the best interests of our stockholders, who would like a higher premium for their shares; our customers, who want a stable environment with respect to their vendors; and our employees, who want our company to grow without us or our management team being distracted by inadequate offers, insufficiently funded offers or decision-making prompted by crises.

Shareholder rights plans do not prevent or inhibit legitimate takeover offers, but do inhibit or prevent offers that are inadequate or insufficiently funded.

     Historically, shareholder rights plans have provided companies and their boards of directors with considerable leverage to prevent unfair or insufficient offers. Moreover, studies have shown that shareholder rights plans do not necessarily prevent takeovers from occurring. The following charts are based upon a study conducted by Jamill Aboumen and Christopher Hayden, and support the premise that companies with shareholder rights plans have experienced higher takeover rates, and lower takeover bid withdrawal and failure rates, than companies without shareholders rights plans. Their article entitled "Poison Pills, Shareholder Value, and Voting on Rescission Proposals" can be found in a 1998 publication by Directorship, Inc.


        TAKEOVER BID WITHDRAWAL RATE
        ----------------------------
        Firms Without Pills..........................................     11.2%
        Firms With Pills.............................................     10.3%

        HOSTILE BID FAILURE RATE
        ------------------------
        Firms Without Pills..........................................     66.7%
        Firms With Pills.............................................     45.0%

        TAKEOVER RATE S&P 500/400
        -------------------------
        Firms Without Pills..........................................      5.6%
        Firms With Pills.............................................      7.7%

        Source: Jamill Aboumen and Christopher Hayden

     The Rights Plan is designed to provide us with a tool to encourage potential bidders to negotiate with us before attempting an acquisition of control of the company. The Rights Plan provides us with such a tool and we believe will allow us to discourage takeover attempts that we consider not to be in the best interests of our stockholders. These include:

     - stock acquisitions by market accumulators seeking to acquire a position of substantial influence or control without paying remaining stockholders a full and fair price;

     - coercive two-tiered, front-end loaded or partial tender offers, in which different prices are paid to different groups of stockholders so that full and fair value is not paid to all stockholders; and

     - inadequate offers that do not give our stockholders proper value for their stock.

The Rights Plan is designed to address takeover tactics that do not treat all stockholders equally as well as insufficiently financed offers that may be intended to put us "in play" for the purpose of permitting the bidder to realize a profit on a block of common stock that the bidder already owns or otherwise furthering the interests of the bidder without consideration of the interests of other stockholders.

We believe the Rights Plan is in the best interest of our stockholders, employees and customers.

     The Rights Plan affords us the ability to negotiate terms with potential bidders and discourages undesirable takeover tactics and inadequate offers. Stockholders benefit from a more stable trading environment and from the increased likelihood of receiving proper value and a higher premium in the event of a change in control. Employees and customers benefit because we will not face the many distractions caused by coercive, inadequate or insufficiently funded offers. All of our constituents can be assured that any change in control will be the result of careful consideration and not decisions forced to be made in the heat of a crisis.

     In addition, on October 10, 2001, the board of directors voted to amend the Rights Plan to incorporate a Three Year Independent Director Evaluation, or TIDE, provision that requires the Rights Plan to be reviewed every three years by a committee composed of at least three of the board's independent directors. Upon completion of their review, the TIDE Committee will communicate its conclusions to the full board of directors, including any recommendation as to whether the Rights Plan should be modified or whether the rights issued under the Rights Plan should be redeemed.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL RELATING TO OUR SHAREHOLDER RIGHTS PLAN.

OTHER MATTERS

     Neither we nor the board of directors intends to propose any matters at the Meeting other than the election of two Class II directors and the charter amendment to increase the number of authorized shares of common stock.

STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     A stockholder who intends to present a proposal at the 2002 Annual Meeting of Stockholders for inclusion in our 2002 proxy statement must submit the proposal by June 30, 2002. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the SEC, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the Notice appearing before this proxy statement.

     In addition, in accordance with our by-laws, a stockholder wishing to bring an item of business before the 2002 Annual Meeting of Stockholders must deliver notice of the item of business to us at our offices no later than sixty days and no earlier than ninety days prior to that meeting, even if the item is not to be included in our proxy statement.

                     ADDITIONAL INFORMATION ABOUT DIRECTORS

BACKGROUND INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

    Our Class I and Class III directors will continue in office following the Meeting. The terms of our Class I directors will expire upon the 2002 Annual Meeting of Stockholders, and the terms of our Class III directors will expire upon the 2003 Annual Meeting of Stockholders. Brief biographies of these directors, as of October 25, 2001, follow. You will find information about their holdings of common stock on page 23.

LAWRENCE B. EVANS..........   Dr. Evans, our principal founder, has served as
                              one of our Class I directors since 1981 and has served as our Chairman of the Board and Chief
                              Executive Officer since 1984 and as our President since January 2001. He also served as our Treasurer from 1984 through February 1995 and as our President from our inception until 1984. Dr.
                              Evans holds a B.S. in Chemical Engineering from the University of Oklahoma and an M.S.E. and Ph D.
                              in Chemical Engineering from the University of Michigan. Dr. Evans is 67 years old.

DOUGLAS R. BROWN...........   Mr. Brown has served as one of our Class III
                              directors since 1986. He currently serves as a member of the Compensation Committee. Since
                              January 1996, Mr. Brown has been the President and
                              Chief Executive Officer and a director of Advent
                              International Company, a venture capital investment firm. Mr. Brown holds an S.B. in Chemical Engineering from M.I.T. and an M.B.A.
                              from the Harvard Graduate School of Business
                              Administration. Mr. Brown has served as a member of the board of directors of Ionics, Incorporated, a separations technology company, since May 1997.
                              Mr. Brown is 46 years old.

STEPHEN L. BROWN...........   Mr. Brown has served as one of our Class III
                              directors since July 1, 2000. He currently serves as a member of the Audit Committee. Mr. Brown has been the Chairman of the Board of John Hancock
                              Financial Services, Inc. since August 1999 and also served as the Chief Executive Officer of John
                              Hancock Financial Services from August 1999 to
                              June 2000. Since 1992, he has been the Chairman of the Board of John Hancock Life Insurance Company and also served as the Chief Executive Officer of John Hancock Life Insurance Company from January
                              1992 to June 2000. Mr. Brown serves as a member of the board of directors of Independence Investment
                              Associates, Inc., Independence International
                              Associates, Inc., Independence Fixed Income
                              Associates, Inc., Ionics, Incorporated, John
                              Hancock Financial Services, John Hancock Insurance
                              Agency, Inc., John Hancock Asset Management
                              Company, The Berkeley Financial Group, Inc., John
                              Hancock Funds, Inc., John Hancock Signature
                              Services, Inc., John Hancock Advisers, Inc., and
                              John Hancock Subsidiaries, Inc., and as a member of the executive committee of Massachusetts
                              Capital Resource Company, an investment company.
                              Mr. Brown is 63 years old.

STEPHEN M. JENNINGS........   Mr. Jennings has served as one of our Class III
                              directors since July 1, 2000. He currently serves as a member of the Compensation Committee. Mr.
                              Jennings has been a Director of Monitor Company, a strategy consulting firm, since June 1996. He serves as a member of the board of directors of LTX Corporation, a semiconductor test equipment manufacturer. Mr. Jennings is 40 years old.

JOAN C. MCARDLE............   Ms. McArdle has served as one of our Class I
                              directors since 1994. She currently serves as a member of the Audit Committee. Since 1985 she has been a Vice President of Massachusetts Capital
                              Resource Company, an investment company. Ms.
                              McArdle holds an A.B. in English from Smith
                              College. Ms. McArdle is 50 years old.

BOARD AND COMMITTEE MEETINGS

     The board of directors held nine meetings during fiscal year 2001, including five regular meetings and four special meetings. All directors attended at least 75% of the meetings of the board of directors.

     We currently have an Audit Committee and a Compensation Committee. The Audit Committee met six times during fiscal year 2001. The Audit Committee:

     - reviews the scope and results of the annual audit of our consolidated financial statements conducted by our independent accountants;

     - reviews the scope of other services provided by our independent accountants;

     - reviews proposed changes in our financial and accounting standards and principles and in our policies and procedures for our internal accounting, auditing and financial controls; and

     - makes recommendations to our board of directors on the engagement of the independent accountants.

The Audit Committee currently consists of Gresham T. Brebach, Jr., Stephen L. Brown and Joan C. McArdle.

     The Compensation Committee met once and acted by unanimous written consent once during fiscal year 2001. The Compensation Committee administers our compensation programs, including our 1995 Stock Option Plan, 1996 Special Stock Option Plan, 1998 Employees' Stock Purchase Plan, and 2001 Stock Option Plan. The Compensation Committee also performs other duties that our board of directors periodically assigns to it. The Compensation Committee currently consists of Gresham T. Brebach, Jr., Douglas R. Brown and Stephen M. Jennings.

     We do not have a standing nominating committee. The board of directors performs the functions of a nominating committee in considering an increase in the number of directors and in identifying and screening potential candidates for nomination and election to the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Gresham T. Brebach, Jr., Douglas R. Brown and Stephen M. Jennings, none of whom has ever been an employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or Compensation Committee.

DIRECTOR COMPENSATION

     At the meeting of the Compensation Committee on October 18, 2000, it was agreed by unanimous consent that the annual fee for directors who are not our full-time employees would be increased from $15,000 to $25,000 and the $1,500 fee for each regular meeting of the board of directors would be eliminated. This change was made to take into account the increasing demands upon the directors' time and to fairly compensate them for their attendance at both regularly scheduled and special meetings of the board of directors. In addition, at the election of any director, his or her annual fee may be converted to a right to purchase shares of our common stock at the then-current market price.

     Additionally, our 1995 Directors Stock Option Plan provides that each non-employee director will be granted an option to purchase 24,000 shares of common stock at fair market value upon his or her initial election as a director. One-twelfth of the options granted upon initial election vests at the end of each calendar quarter, but only if the optionee continues to be a director on the vesting date. Subsequent options to purchase 8,000 shares of common stock at fair market value following each annual meeting will be granted to each non-employee director who continues to serve as a director. These options become exercisable in four quarterly installments, beginning with the third anniversary of the grant date, but only if the optionee continues to be a director on the vesting date.

REPORT OF AUDIT COMMITTEE

     The following is the report of the Audit Committee of our board of directors. This report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Securities Exchange Act, except to the extent we specifically incorporate this report by reference therein.

     During fiscal 2000, the Audit Committee of our board of directors adopted a new charter for the Audit Committee, which was approved by our board of directors on August 18, 1999. The complete text of the charter, which reflects standards set forth in new SEC regulations and Nasdaq National Market rules, is reproduced in Exhibit II to this proxy statement.

     Management is responsible for our internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles and to issue a report on those financial statements. The Audit Committee is responsible for overseeing these processes. The Audit Committee's primary responsibilities fall into three broad categories:

     - first, the Audit Committee is charged with overseeing the preparation of quarterly and annual financial reports by our management, including discussions with management and our independent accountants about draft annual financial statements and key accounting and reporting matters;

     - second, the Audit Committee is responsible for matters concerning the relationship between us and our independent accountants, including recommending their appointment or removal, reviewing the scope of their audit services and related fees, as well as any other services being provided to us; and determining whether the independent accountants are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board No. 1); and

     - third, the Audit Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met during the months of August, October and December 2000 and January, April and May 2001. The Audit Committee also met on August 6, 2001 to accept the report of our independent accountants for the fiscal year ended June 30, 2001.

     In overseeing the preparation of our financial statements, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the independent accountants. The Audit Committee's review included discussions with the independent accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication With Audit Committees. SAS 61 requires our independent auditors to discuss with the Audit Committee, among other things, the following:

     -    methods to account for significant and/or unusual transactions;

     - the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance over consensus;

     - the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

     - disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

     With respect to our independent accountants, the Audit Committee, among other things, discussed with Arthur Andersen LLP matters relating to Arthur Andersen's independence from us, including the disclosures made by Arthur Andersen LLP to the Audit Committee as required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in the auditor's professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. The Audit Committee also considered whether the independent auditors' provision of certain other non-audit related services to us is compatible with maintaining such auditors' independence.

     On the basis of these reviews and discussions, the Audit Committee recommended to our board of directors that the board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the SEC.


                                        AUDIT COMMITTEE

                                        Joan C. McArdle
                                        Gresham T. Brebach, Jr.
                                        Stephen L. Brown

                      INFORMATION ABOUT EXECUTIVE OFFICERS

BACKGROUND INFORMATION ABOUT EXECUTIVE OFFICERS

     Brief biographies of our executive officers follow. The ages of the executive officers are given as of October 25, 2001. You will find information about their holdings of common stock on page 23.

LAWRENCE B. EVANS.....................  Dr. Evans, our principal founder, has
   Chairman of the Board, President     served as one of our Class I directors
   and Chief Executive Officer          since 1981 and has served as our
                                        Chairman of the Board and Chief
                                        Executive Officer since 1984 and as our
                                        President since January 2001. He also
                                        served as our Treasurer from 1984
                                        through February 1995 and as our
                                        President from our inception until 1984.
                                        Dr. Evans holds a B.S. in Chemical
                                        Engineering from the University of
                                        Oklahoma and an M.S.E. and Ph.D. in
                                        Chemical Engineering from the University of Michigan. Dr. Evans is 67 years old.

DAVID L. MCQUILLIN....................  Mr. McQuillin has served as our
   Executive Vice President,            Executive Vice President, Worldwide
   Worldwide Sales and Marketing        Sales and Marketing since June 1997 and
   and Co-Chief Operating Officer       as a Co-Chief Operating Officer since
                                        January 2001. Mr. McQuillin was employed by Honeywell, Inc. as Vice President,
                                        Eastern Region from January 1997 to May
                                        1997 and as Vice President, Southeast
                                        Region from July 1995 to December 1996.
                                        Mr. McQuillin holds a B.S. in Applied
                                        Science from Miami University. Mr.
                                        McQuillin is 44 years old.

MARY A. PALERMO.......................  Ms. Palermo has served as an Executive
   Executive Vice President and         Vice President since September 1998 and
   Co-Chief Operating Officer           as a Co-Chief Operating Officer since
                                        January 2001. She joined us in November
                                        1987 and served as our Executive Vice
                                        President, Finance and Chief Financial
                                        Officer from December 1995 to August
                                        1998. Ms. Palermo holds a B.S. in
                                        Accounting from Boston College. Ms.
                                        Palermo is 43 years old.


STEPHEN J. DOYLE......................  Mr. Doyle has served as Senior Vice
   Senior Vice President, Internet      President, Internet Business Group since
   Business Group                       August 2000. Mr. Doyle served as our
                                        Senior Vice President and General
                                        Counsel from September 1998 to August
                                        2000 and as our Vice President, General
                                        Counsel and Chief Legal Officer from
                                        September 1996 to September 1998. He
                                        also served as our Secretary from
                                        October 1997 until February 2001. Mr.
                                        Doyle holds an A.B. from Georgetown
                                        University and J.D. and M.B.A. degrees
                                        from the University of Denver. Mr. Doyle is 48 years old.

HELEN MOYE............................  Ms. Moye has served as our Senior Vice
   Senior Vice President, Human         President, Human Resources since
   Resources                            September 11, 2000. Ms. Moye served as
                                        Vice President of Human Resources at
                                        The Medstat Group from April 1992 until
                                        October 1997. Ms. Moye was employed as a consultant with MacKinnon Associates, a strategy consulting firm, from November
                                        1997 until September 2000. Ms Moye has
                                        served on the board of directors for The
                                        Bartech Group, a staffing solutions
                                        company, from February 1996 to present.
                                        Ms. Moye holds a B.A. in Psychology from the University of Michigan and a master's degree in Organizational
                                        Development from Bowling Green State
                                        University. Ms. Moye is 58 years old.

LISA W. ZAPPALA.......................  Ms. Zappala has served as our Senior
   Senior Vice President and            Vice President and Chief Financial
   Chief Financial Officer              Officer since September 1998. Ms.
                                        Zappala served as our Treasurer from
                                        February 1995 to August 1998. Ms.
                                        Zappala holds a B.S. in Accounting from
                                        Boston College and is a C.P.A. Ms.
                                        Zappala is 41 years old.

MICHAEL J. MUSCATELLO.................  Mr. Muscatello has served as our Vice
   Vice President, General Counsel      President and General Counsel since
   and Secretary                        August 2000 and as our Secretary since
                                        February 2001. Mr. Muscatello served as
                                        Vice President, Broadband Communications
                                        Sector of Motorola, Inc. from January
                                        2000 to March 2000, after Motorola
                                        merged with General Instrument
                                        Corporation. Prior to that time, Mr.
                                        Muscatello was employed by General
                                        Instrument Corporation as Vice President and Group General Counsel, Commercial
                                        Law Group from January 1999 to January
                                        2000, Group General Counsel from January
                                        1998 to January 1999, Associate General
                                        Counsel from November 1996 to December
                                        1997 and Assistant General Counsel from
                                        September 1993 to October 1996. Mr.
                                        Muscatello holds a B.A. in Psychology
                                        from Yale University and a J.D. degree
                                        from Villanova University. Mr.
                                        Muscatello is 42 years old.


EXECUTIVE OFFICER COMPENSATION

     The following table summarizes certain information with respect to the annual and long-term compensation that we paid for the past three fiscal years to the following persons (the "Named Officers"):

     -    Lawrence B. Evans, our only chief executive officer in fiscal 2001;
          and

     - David L. McQuillin, Mary A. Palermo, Stephen J. Doyle and Lisa W. Zappala, our four most highly compensated executive officers (other than Dr. Evans) who continued to serve as executive officers at June 30, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                               ------------
                                                                                  AWARDS
                                                                               ------------
                                                       ANNUAL COMPENSATION      SECURITIES
                                                      ---------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR    SALARY($)    BONUS($)     OPTIONS(#)
---------------------------                   ----    ---------    --------     ----------

Lawrence B. Evans..........................   2001    $325,000           --       22,000
Chairman of the Board, President and          2000     316,250     $243,750       45,000
  Chief Executive Officer                     1999     290,000           --       99,250

David L. McQuillin.........................   2001     395,285           --       22,500
Executive Vice President, Worldwide           2000     740,880           --       40,000
  Sales and Marketing and Co-Chief            1999     319,840           --      100,000
  Operating Officer

Mary A. Palermo............................   2001     285,000           --       22,500
Executive Vice President and Co-Chief         2000     268,750      135,000       42,500
  Operating Officer                           1999     220,000           --       65,250

Stephen J. Doyle...........................   2001     250,000           --       10,000
Senior Vice President, Internet               2000     237,750           --       30,000
  Business Group                              1999     188,000           --       42,500

Lisa W. Zappala............................   2001     225,000           --       20,000
Senior Vice President and                     2000     210,250       75,000       30,000
 Chief Financial Officer                      1999     155,500           --       42,500


     Mr. McQuillin's salary includes $79,840 of sales commissions in fiscal year 1999, $500,880 of sales commissions in fiscal year 2000 and $155,285 in sales commissions in fiscal year 2001.

     Each of the options granted to the Named Officers has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with us. Each option is exercisable during the holder's lifetime only by the holder; it is exercisable by the holder only while the holder is our employee or advisor and for a certain limited period of time thereafter in the event of termination of employment. The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. One-sixteenth of each of the options vests at the end of each calendar quarter, except that the following options granted in fiscal year 1999 were fully vested on the date of grant: options to acquire 9,250 shares granted to Mr. Evans, options to acquire 5,250 shares granted to Ms. Palermo and options to acquire 2,500 shares granted to Mr. Doyle. The exercisability of the options is accelerated upon a change in control of our company.

     The following table sets forth information regarding the options we granted to the Named Officers during the fiscal year ended June 30, 2001.

                        OPTION GRANTS IN FISCAL YEAR 2001


                                                   INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                 -----------------------------------------------------     VALUE AT ASSUMED
                                  NUMBER OF                                              ANNUAL RATES OF STOCK
                                 SECURITIES   PERCENT OF TOTAL                            PRICE APPRECIATION
                                 UNDERLYING   OPTIONS GRANTED   EXERCISE                    FOR OPTION TERM
                                   OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   ---------------------
       NAME                      GRANTED(#)     FISCAL YEAR      ($/SH)        DATE        5%($)      10%($)
------------------               ----------  -----------------  --------    ----------   --------    ---------
Lawrence B. Evans..........        22,500         1.33%          $14.05       4/10/11    $217,864    $530,002
David L. McQuillin.........        22,500         1.36%           14.05       4/10/11     222,815     542,047
Mary A. Palermo............        22,500         1.36%           14.05       4/10/11     222,815     542,047
Stephen J. Doyle...........        10,000         0.61%           14.05       4/10/11      99,029     240,910
Lisa W. Zappala............        20,000         1.21%           14.05       4/10/11     198,058     481,820


     The amounts shown represent hypothetical gains that could be achieved for the respective options if exercised at the end of their option terms. These gains are based on assumed rates of stock appreciation of five percent and ten percent, compounded annually from the date the respective options were granted to the date of their expiration. The gains shown are net of the option price, but do not include deductions for taxes or other expenses that may be associated with the exercise. Actual gains, if any, on stock option exercises will depend on future performance of the common stock, the optionholders' continued employment through the option period, and the date on which the options are exercised.

     The following table sets forth information as to options exercised during the fiscal year ended June 30, 2001, and unexercised options held at the end of such fiscal year, by the Named Officers.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                     AND FISCAL 2001 YEAR-END OPTION VALUES

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                               SHARES                       UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                              ACQUIRED                      AT FISCAL YEAR-END(#)          FISCAL YEAR-END($)
                                 ON           VALUE      --------------------------    --------------------------
       NAME                  EXERCISE(#)   REALIZED($)   EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
------------------           -----------   -----------   -----------  -------------    -----------  -------------
Lawrence B. Evans.......        6,500       $ 81,565       240,948        86,688            --            --
David L. McQuillin......       30,000        891,875       130,625        91,875            --            --
Mary A. Palermo.........       20,000        647,325       254,069        75,157            --            --
Stephen J. Doyle........        5,500        173,250        63,250        46,250            --            --
Lisa W. Zappala.........        8,000        252,000        64,478        56,785            --            --


     The values in the value realized column are based on the closing sale prices of common stock on the respective dates of exercise, as reported by the Nasdaq National Market, less the respective option exercise price.

     The closing sale price for the common stock as reported by the Nasdaq National Market on June 30, 2001 was $24.20. Value of unexercised in-the-money options is calculated on the basis of the difference between the option exercise price and $24.20, multiplied by the number of shares of common stock underlying the option.

CHANGE IN CONTROL AGREEMENTS

     On August 12, 1997, we entered into change in control agreements with Lawrence B. Evans, David L. McQuillin, Mary A. Palermo and Stephen J. Doyle. We subsequently entered into change in control agreements with Lisa W. Zappala on November 3, 1999, Michael J. Muscatello on August 1, 2000 and Helen Moye on September 1, 2000.

     Each agreement is for an initial term expiring June 30, 2002 and is automatically renewed thereafter on a yearly basis unless our board of directors ends the self-renewing feature at least sixty days before the next renewal. In the event of both a change in control and termination of employment (excluding termination for cause but including constructive termination), each of these executive officers will be entitled to a severance payment equal to three times salary plus bonus plus cost of benefits. A "change in control" is generally defined as any one person or group of persons purchasing 25% of the outstanding stock. Each agreement provides that the payment will be increased in the event that it would subject the executive to excise tax as a parachute payment under
Section 280G of the Internal Revenue Code. The increase would be equal to an amount necessary for the executive to receive after payment of such tax cash in an amount equal to the amount the executive would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to 110% of such highest amount.

     We may enter into similar change in control agreements in the future with other officers of our company.

REPORT OF COMPENSATION COMMITTEE

     The following is the report of the Compensation Committee of our board of directors. The report describes the compensation policies and rationales that the Compensation Committee used to determine the compensation paid to our executive officers.

     Purpose of the Compensation Committee. The Compensation Committee is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of policies and procedures.

     Elements of the Compensation Program. Each executive officer's compensation package has three elements:

     - base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;

     - bonus compensation, payable in cash and based on achievement of financial performance goals established by the Compensation Committee; and

     - stock options, designed to assure long-term alignment with the interests of stockholders.

     Based on the information reviewed by the Compensation Committee, including a study previously commissioned from Westward Pay Strategies, Inc., they determined that total executive compensation packages were authorized at levels deemed by the Compensation Committee to be appropriate to continue alignment with shareholder interests and to serve as a means to retain the services of the executive officers.

     Section 162(m) Limitations. The cash compensation to be paid to our executive officers for the fiscal year ended June 30, 2001 is not expected to exceed the $1,000,000 limit per officer imposed on the tax deductibility of such compensation by Section 162(m) of the Internal Revenue Code. Because our 1995 Stock Option Plan and 2001 Stock Option Plan limit the maximum number of shares of common stock for which any one participant may be granted stock options, any compensation deemed paid to an executive officer when he or she exercises an outstanding option under those plans will qualify as performance-based compensation and will not count toward (or beyond) the $1,000,000 limitation.



                                        COMPENSATION COMMITTEE

                                        Gresham T. Brebach, Jr.
                                        Douglas R. Brown
                                        Stephen M. Jennings

                INFORMATION ABOUT STOCK OWNERSHIP AND PERFORMANCE

STOCK OWNED BY DIRECTORS, EXECUTIVE OFFICERS AND GREATER-THAN-5% STOCKHOLDERS

     The following table sets forth certain information as of October 25, 2001, with respect to the beneficial ownership of the common stock by:

     - each person or group that we know owns of record or beneficially more than 5% of the outstanding shares of common stock;

     -    each of the Named Officers;

     -    each of our directors, including the nominees for re-election; and

     -    all of our executive officers and directors as a group.

     A total of 31,538,173 shares of common stock were outstanding as of October 25, 2001.

     Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares subject to community property laws where applicable. Shares under "Right to Acquire" represent shares subject to options that were vested as of October 25, 2001 or will vest within 60 days of October 25, 2001. Shares under "Number" consist of shares outstanding as of October 25, 2001 as well as shares included under "Right to Acquire." Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares within 60 days of October 25, 2001 are treated as outstanding only for purposes of determining the number and percent of shares owned by such person or group. The address of all executive officers and directors is in care of Aspen Technology, Inc., Ten Canal Park, Cambridge, Massachusetts 02141.


                                                               SHARES BENEFICIALLY OWNED
                                                         -------------------------------------
             NAME OF STOCKHOLDER                          NUMBER    RIGHT TO ACQUIRE   PERCENT
             -------------------                         ---------  ----------------   -------

Massachusetts Financial Services Company..............   3,122,207             --        9.89
500 Boylston Street
Boston, Massachusetts 02116

Lawrence B. Evans.....................................     900,052        252,636

Mary A. Palermo.......................................     280,157        263,757          *

Joseph F. Boston......................................     190,915        135,888          *

David L. McQuillin....................................     145,998        143,906          *

Lisa W. Zappala.......................................      75,422         71,353          *

Douglas R. Brown......................................      71,270         51,270          *

Gresham T. Brebach, Jr................................      51,270         51,270          *

Joan C. McArdle.......................................      51,270         51,270          *

Stephen L. Brown......................................      12,270         12,270          *

Stephen M. Jennings...................................      12,270         12,270          *

Stephen J. Doyle......................................       3,482             --          *

All executive officers and directors as a group
   (13 persons).......................................   1,803,675      1,059,015


------------
* Less than 1.0%.

     The number of shares reflected as beneficially owned by Massachusetts Financial Services Company is based upon information provided in an amended
Schedule 13G filed by Massachusetts Financial with the SEC on June 4, 2001.

     The shares reflected as beneficially owned by Joan C. McArdle do not include 175,000 shares held by Massachusetts Capital Resource Company, as to which she disclaims beneficial interest. Ms. McArdle is one of our directors and a Vice President of Massachusetts Capital Resource Company.

     The shares reflected as beneficially owned by Stephen L. Brown do not include 942,000 shares held by John Hancock Life Insurance Company, as to which he disclaims beneficial interest. Mr. Brown is one of our directors and Chairman of the Board at John Hancock Mutual Life Insurance Company.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file changes in ownership on Form 4 or 5 with the SEC. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all
Section 16(a) reports they file. Based solely on our review of the copies of these forms, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders with respect to reportable transactions during the fiscal year ended June 30, 2001 were filed on a timely basis.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of common stock for the period from June 30, 1996 to June 30, 2001, to the cumulative total return of the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Index for the same period.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
                          AMONG ASPEN TECHNOLOGY, INC.
                    THE NASDAQ STOCK MARKET (U.S.) INDEX AND
                   THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                                            NASDAQ STOCK MARKET   NASDAQ COMPUTER & DATA
                    ASPEN TECHNOLOGY, INC.     (U.S.) INDEX          PROCESSING INDEX
                    ----------------------  -------------------   ----------------------
      6/30/96               100.00                100.00                   100.00
      6/30/97               136.82                121.60                   126.23
      6/30/98               183.64                160.06                   190.78
      6/30/99                42.73                230.22                   291.78
      6/30/00               140.00                340.39                   412.17
      6/30/01                88.00                184.54                   223.91


                                                                       EXHIBIT I

                             ASPEN TECHNOLOGY, INC.
                       FORM OF PROPOSED CHARTER AMENDMENT

     If Proposal Two is adopted, Article FOURTH of the certificate of incorporation will be amended to read as follows:

     The Corporation is authorized to issue two classes of capital stock, one of which is designated as common stock, $.10 par value per share ("Common Stock"), and the other of which is designated as preferred stock, $.10 par value per share ("Preferred Stock"). The total number of shares of both classes of capital stock that the Corporation shall have authority to issue is 130,000,000 shares, consisting of 120,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series as set forth in Section (b) of this Article FOURTH.

(a)  Common Stock

     (1) General. The voting, dividend and liquidation rights of holders of Common Stock are subject to and qualified by the rights of holders of Preferred Stock of any series as may be designated in any resolution or resolutions providing for the issue of such series as may be adopted by the board of directors as hereinafter provided.

     (2) Voting. Holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

     (3) Dividends. Dividends may be declared and paid on Common Stock from funds lawfully available therefor, as and when determined by the board of directors and subject to any preferential dividend rights of any series of Preferred Stock then outstanding.

     (4) Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to stockholders of the Corporation, subject to any preferential rights of any series of Preferred Stock then outstanding.

(b)  Preferred Stock

     (1) Issuance. Preferred Stock may be issued from time to time in one or more series, each of which series shall have such terms as are set forth herein and in any resolution or resolutions providing for the issue of such series as may be adopted by the board of directors as hereinafter provided. Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise expressly provided in this Certificate of Incorporation or provided by law.

     (2) Single Class. Different series of Preferred Stock shall not be construed to constitute different classes of capital stock for the purposes of voting by classes unless expressly provided.

     (3) Authority of Board. Authority is hereby expressly granted to the board of directors to provide for the issuance of Preferred Stock from time to time in one or more series, and in connection with the creation of any such series, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights thereof, and qualifications, limitations or restrictions applicable thereto, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, a resolution or resolutions providing for issuance of any series of Preferred Stock may provide for dividend rights, conversion rights, redemption privileges and liquidation preferences applicable to such series and may provide that such series shall rank superior, equal or junior to the Preferred Stock of any other series, in each case expect as otherwise expressly provided in this Certificate of Incorporation or as provided by law. Except as otherwise provided in this Certificate of Incorporation, no vote of holders of Common Stock or holders of Preferred Stock shall be a prerequisite to the designation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation.

                                                                      EXHIBIT II

                             ASPEN TECHNOLOGY, INC.
                             AUDIT COMMITTEE CHARTER

I.   PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to review the Corporation's financial reporting process and internal control system.

     - Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department.

     - Confer with the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Committee shall be elected by the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet periodically with management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with IV.2 below.

IV.  Responsibilities and Duties

     To fulfill its responsibilities and duties the Audit Committee shall:

     Documents/Reports Review

1. Review and update this Charter periodically, at least annually, as conditions dictate and prior to the beginning of each fiscal year prepare a work plan for the fiscal year.

2. Review the organization's annual financial statements and any report of other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent accountants.

     Independent Accountants

3. Recommend to the Board of Directors the selection of the independent accountants, considering their independence and effectiveness and review the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine whether such relationships could improperly affect the accountants independence.

4. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

5. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

     Financial Reporting Process

6. In consultation with the independent accountants and the internal auditors, review the adequacy of the organization's financial reporting processes, both internal and external.

7. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

8. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants or management.

     Process Improvements

9. Establish systems of reporting to the Audit Committee by management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

10. Following the completion of the annual audit, review separately with each of management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

11. Review any significant disagreement between management and the independent accountants with the preparation of the financial statements.

12. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented.

     Ethical and Legal Compliance

13. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

14. Review management's monitoring of the Corporation's compliance with the organization's Ethical Code, and ensure that management has the proper review system in place to ensure that the Corporation's financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

15. Review, with the organization's counsel, legal compliance matters including corporate securities trading policies.

16. Review, with the organization's counsel, any legal matter that could have a significant impact on the organization's financial statements or condition.

17. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                             ASPEN TECHNOLOGY, INC.
                                 TEN CANAL PARK
                         CAMBRIDGE, MASSACHUSETTS 02141

                         [Aspen Technology, Inc. Logo]

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS


Dear Stockholder:

We invite you to attend our 2001 Annual Meeting of Stockholders, which is being held as follows:

     DATE:     Tuesday, December 11, 2001

     TIME:     3 P.M.

     LOCATION: Hale and Dorr LLP
               Twenty-Sixth Floor
               60 State Street
               Boston, Massachusetts


--------------------------------------------------------------------------------

                             ASPEN TECHNOLOGY, INC.

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 11, 2001

     The undersigned hereby authorizes and appoints Michael J. Muscatello and Lisa W. Zappala, or either of them, as proxies, with full power of substitution in each, to vote all shares of common stock, par value $.10 per share, of Aspen Technology, Inc. held of record as of the close of business on Thursday, October 25, 2001, by the undersigned at the Annual Meeting of Stockholders to be held on Tuesday, December 11, 2001 at 3:00 P.M. Eastern Standard Time, at the offices of Hale and Dorr LLP, Twenty-Sixth Floor, 60 State Street, Boston, Massachusetts, and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEES IN PROPOSAL ONE, FOR PROPOSAL TWO AND AGAINST PROPOSAL THREE, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.


NAME/ADDRESS CHANGE:
                     -------------------------------------------------------

                     -------------------------------------------------------

                     -------------------------------------------------------
                     (If you noted any name/address changes above, please
                       mark the corresponding box on the reverse side.)



                         (To be signed on reverse side)

--------------------------------------------------------------------------------

                                        VOTE BY INTERNET - www.proxyvote.com
                                        Use the Internet to transmit your voting
                                        instructions and for electronic delivery
ASPEN TECHNOLOGY, INC.                  of information up until 11:59 P.M.
ATTN: JOSHUA YOUNG                      Eastern Time the day before the cut-off
TEN CANAL PARK                          date or meeting date. Have your proxy
CAMBRIDGE, MA 02141                     card in hand when you access the web
                                        site. You will be prompted to enter
                                        your 12-digit Control Number which is
                                        located below to obtain your records and to create an electronic voting instruction form.

                                        VOTE BY PHONE - 1-800-690-6903
                                        Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                        VOTE BY MAIL
                                        Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Aspen Technology, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ASPEN              KEEP THIS PORTION FOR YOUR RECORDS

                                    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.     DETACH AND RETURN THIS PORTION ONLY

ASPEN TECHNOLOGY, INC.
The Board of Directors recommends that you vote
"FOR" Proposals 1 and 2.

Vote On Proposals
                                                               For     Withhold   For All      To withhold authority to vote, mark
1.  To elect two directors to three-year terms                 All        All      Except      "For All Except" and write nominees
    01) Joseph F. Boston                                       [ ]        [ ]       [ ]        number on the line below.
    02) Gresham T. Brebach, Jr.
                                                                                               ___________________________________

                                                                                                         For    Against   Abstain
2.  To approve a charter amendment to increase the number of authorized shares of common stock.          [ ]      [ ]       [ ]

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL 3.
                                                                                                         For    Against   Abstain
3.  To consider and act upon a stockholder proposal requesting the rescission of our shareholder         [ ]      [ ]       [ ]
    rights plan.

4. To consider and act upon any other business properly presented at the meeting.




For name/address changes, please check this box and
write them on the back where indicated.                            [ ]

Electronic Access: In the future, if you wish to access the
Annual Report and Proxy Statement via the Internet and not         [ ]
receive them in the mail, please mark this box.




_______________________________________________                      __________________________________________________

_______________________________________________                      __________________________________________________
Signature [PLEASE SIGN WITHIN BOX]   Date                            Signature (Joint Owners)                 Date